Principal
Mutual
Funds

October    , 1999







Dear Shareholder:

We recently mailed you proxy material for the Principal Mutual Funds' Shareholder Meeting to be held November 2, 1999. Our most recent vote tabulation indicates your vote has not yet been received. In the event the original mailing did not reach you, or is no longer available to you, we are enclosing a duplicate proxy ballot, voting instructions and a postage-paid return envelope.

Regardless of the number of shares you own, it is important that they be represented at the meeting. We urge you to sign, date, and mail the enclosed proxy ballot promptly. You may also vote by phone by calling our proxy solicitor, D.F. King & Co., Inc. at 1-800-628-8536 or by touch-tone at 1-888-221-0697. You may also vote through the Internet by logging on to www.proxyweb.com.

For the reasons set forth in the proxy statement which was included in the initial mailing, your Directors believe passage of each proposal on the agenda is in the best interest of the Funds and their shareholders and recommend a vote FOR the proposals.

If you have recently voted, please disregard this mailing. We appreciate your support as a shareholder and for selecting the Principal Mutual Funds to help reach your financial goals.

Sincerely,

/s/ Ralph C. Eucher

Ralph C. Eucher
President

Securities offered through Princor Financial Services Corporation, a member of the Principal Financial Group, Des Moines, Iowa 50392-0200 (800) 247-4123/FAX
(515) 248-4745